Exhibit 10.31

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE (the “First Amendment”) is made this 17th day of September, 2012 by and between RB KENDALL FEE, LLC, a Delaware limited liability company (“Landlord”) and IN VIVO THERAPEUTICS CORPORATION, a Delaware corporation (“Tenant”).

BACKGROUND:

A. Reference is made to a certain Lease Agreement dated November 29, 2011 by and between Landlord and Tenant, demising approximately 20,917 rentable square feet of space on the fourth (4th) floor of Building 1400 (the “Existing Premises”) in One Kendall Square, Cambridge, Massachusetts (the “Complex”). Capitalized terms used but not defined herein shall have the same meaning as in the Lease.

B. Landlord and Tenant are the current holders, respectively, of the lessor’s and lessee’s interests in the Lease.

C. Landlord and Tenant desire to expand the Existing Premises to include additional space within Building 1400 in the Complex and to further amend the Lease, all as set forth herein.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree and amend the Lease as follows:

1.	Expansion Space and Additional Space.

(a) Effective upon the later of the date that (i) this Amendment has been executed and delivered by Landlord and Tenant and approved in writing by Landlord’s mortgagee, and (ii) Landlord delivers exclusive possession of the Expansion Space (hereinafter defined) to Tenant in the Delivery Condition (the “Expansion Commencement Date”), approximately 5,233 rentable square feet of space on the fourth (4th) floor of Building 1400 identified on the plan attached hereto as Exhibit 1 as the Expansion Space (the “Expansion Space”) shall be deemed added to and incorporated into the Existing Premises, whereupon the Total Rentable Area of the Premises shall be increased to 26,150 square feet. The demise and use of the Expansion Space shall be upon and subject to all of the terms and conditions of the Lease, except as expressly set forth in this First Amendment. Tenant acknowledges and agrees that the Expansion Space may be used for general office purposes only and not for any laboratory or chemical storage uses. All references to the Premises in the Lease shall include the Expansion Space and all references to Exhibit 2 in the Lease shall be deemed to include and refer to Exhibit 1 attached hereto, as applicable. The Expansion Space shall be delivered in broom clean condition, free of all occupants, personal property, trade fixtures and equipment (with the exception of the Remaining Furniture, Fixtures and Equipment hereinafter defined), and with all Building systems serving the Expansion Space in good working condition, with new flooring and ceiling tiles (using Building standard materials) installed in the common area corridor leading to the Expansion Space and new paint on the radiator in said corridor (using Building standard colors) (collectively, the “Delivery Condition”), and, shall otherwise be accepted by Tenant in “as-is”, “where-is” condition without any warranty of fitness for use or occupancy, expressed or implied, except as otherwise expressly set forth herein or in the Lease. Tenant agrees that

Landlord has no work to perform in or on the Expansion Space to prepare same for Tenant’s use and occupancy except as set forth in this First Amendment. The foregoing shall in no way derogate from Landlord’s ongoing repair and maintenance obligation as may be set forth in the Lease.

(b) Effective upon the Expansion Commencement Date, the former common hallways and bathroom shown on the plan attached hereto as Exhibit 1A (the “Additional Space”) shall be considered be deemed added to and incorporated into the Existing Premises. All references to the Premises in the Lease shall include the Additional Space and all references to Exhibit 2 in the Lease shall be deemed to include and refer to Exhibit 1A attached hereto, as applicable. Landlord shall cause the Additional Space to be cleaned on Monday through Friday (excepting Massachusetts or City of Cambridge legal holidays) in a manner consistent with cleaning standards generally prevailing in comparable buildings.

(c) The “Expansion Space Rent Commencement Date” shall be the later to occur of November 1, 2012 and the Expansion Space Commencement Date. Prior to the Expansion Space Rent Commencement Date Tenant shall continue to pay Yearly Rent, and or other amounts payable under the Lease, for the Existing Premises in the amounts provided for in the Lease as of the date hereof and as amended herein.

2. Term. The term of the Lease with respect to the Existing Premises commenced on July 12, 2012. The term of the Lease with respect to the Expansion Space and the Additional Space shall commence on the Expansion Commencement Date and thereafter shall be co-terminous with the term of the Lease, expiring on October 31, 2018, unless the Lease is otherwise terminated or extended pursuant to the terms and conditions of the Lease.

3. Yearly Rent. Commencing on the Expansion Space Rent Commencement Date, the Yearly Rent due under the Lease with respect to the Expansion Space shall be as follows:

Period	Yearly Rent	Monthly Rent	Rent Per Rentable Square Foot
Expansion Space Rent Commencement Date – October 31, 2013	$198,854.00	$16,571.17	$38.00
November 1, 2013 – October 31, 2014	$204,087.00	$17,007.25	$39.00
November 1, 2014 – October 31, 2015	$225,908.61	$18,825.72	$43.17
November 1, 2015 – October 31, 2016	$231,141.61	$19,261.80	$44.17
November 1, 2016 – October 31, 2017	$236,374.61	$19,697.88	$45.17
November 1, 2017 – October 31, 2018	$241,607.61	$20,133.97	$46.17

The Yearly Rent for the entire Premises, including the Expansion Space, shall be payable in accordance with the terms of the Lease and shall be in addition to all other amounts due and payable by Tenant pursuant to the Lease.

4. Escalation. (a) In addition to payment of the Tax Share in connection with the Existing Premises, Tenant shall pay to Landlord with regard to the Expansion Space, with respect to any fiscal period in respect of which Taxes are due and payable during the term of the Lease (the “Tax Period”), the sum of: (x) 4.05% (the “Tenant’s Expansion Proportionate Building Share”) of the amount (if any) by which Building Taxes for such Tax Period exceeds the Building Taxes in Fiscal Year 2014 (the “Real Estate Tax Base Year”) (the “Building Tax Base”), plus (y) 0.82% (the “Tenant’s Expansion Proportionate Common Share”) of the amount (if any) by which Common Area Taxes for such Tax Period exceeds the Common Area Taxes in the Real Estate Tax Base Year (the “Common Area Tax Base”), such sum being hereinafter referred to as “Tax Excess”. Tenant’s obligation to pay the Tax Excess hereunder shall commence on July 1, 2014. Taxes in respect of the Expansion Space shall be calculated in the manner set forth in the Lease. In implementation and not in limitation of the foregoing, Tenant shall remit to Landlord pro rata monthly installments on account of projected Tax Excess, calculated by Landlord on the basis of the most recent Tax data or budget available. If the total of such monthly remittances on account of any Tax Period is greater than the actual Tax Excess for such Tax Period, Landlord shall credit the difference against the next installment of rent or other charges due to Landlord under the Lease, or if the term has expired, Landlord shall promptly repay such excess to Tenant. If the total of such remittances is less than the actual Tax Excess for such Tax Period, Tenant shall pay the difference to Landlord within thirty (30) days of when billed therefor. Appropriate credit against Tax Excess shall be given for any refund obtained by reason of a reduction in any Taxes by the Assessors or the administrative, judicial or other governmental agency responsible therefor. The original computations, as well as reimbursement or payments of additional charges, if any, or allowances, if any, under the provisions of this paragraph shall be based on the original assessed valuations with adjustments to be made at a later date when the tax refund, if any, shall be paid to Landlord by the taxing authorities. Expenditures for reasonable legal fees and for other similar or dissimilar expenses incurred in obtaining the tax refund may be charged against the tax refund before the adjustments are made for the Tax Period.

(b) In addition to payment of the Operating Expense Share in connection with the Existing Premises, Tenant shall pay to Landlord with regard to the Expansion Space, with respect to any Operating Year, the sum of: (x) 4.05% (the “Tenant’s Expansion Proportionate Building Share”) of the amount (if any) by which Building Operating Costs for such Operating Year exceeds Building Operating Costs in the calendar year 2013 (the “Operating Costs Base Year”), plus (y) 0.82% (the “Tenant’s Expansion Proportionate Common Share” of the amount (if any) by which Common Area Operating Costs for such Operating Year exceeds Common Area Operating Costs in the Operating Costs Base Year, such sum being hereinafter referred to as “Operating Expense Excess”. Tenant’s obligation to pay the Operating Expense hereunder shall commence on January 1, 2014. Operating Costs in respect of the Expansion Space shall be calculated in the manner set forth in the Lease, and the “gross-up” provision in Section 9.2(f)(6) of the Lease shall apply, without limitation, to the Operating Cost Base Year. In implementation and not in limitation of the foregoing, Tenant shall remit to Landlord pro rata monthly installments on account of projected Operating Expense Excess, calculated by Landlord on the basis of the most recent Operating Costs date or budget available. If the total of such monthly remittances on account of any Operating Year is greater than the actual Operating Expense Excess for such Operating Year, Tenant may credit the different against the next installment of rent or other charges due to Landlord hereunder. If the total of such remittances is less than actual Operating Expense Excess for such Operating Year, Tenant shall pay the difference to Landlord within thirty (30) days after being billed therefor.

5. Utilities. In addition to the Yearly Rent, and other amounts payable under the Lease, Tenant shall be obligated to pay, when billed by Landlord, for its electricity usage in the Premises, including the Expansion Space, in accordance with the provisions of Section 8.1 of the Lease.

6. Tenant’s Improvements; Expansion Improvement Allowance. After the date of this First Amendment, Tenant may begin its Tenant’s leasehold improvements to the Expansion Space (“Tenant’s Improvements”) in the same manner and in accordance with the terms and conditions of the Lease. Prior to commencing work on Tenant’s Improvements, Tenant’s contractors and subcontractors shall provide Landlord with evidence of builder’s risk, general liability, automobile liability, workers compensation, and excess/umbrella insurance policies in coverages reasonably acceptable to Landlord, such policies to be maintained throughout the construction of Tenant’s Improvements. In connection with Tenant’s Improvements, Landlord shall reimburse Tenant up to a maximum of Twenty-five and 00/100 Dollars ($25.00) per rentable square foot of the Expansion Space, not to exceed One Hundred Thirty Thousand Eight Hundred Twenty Five and 00/100 Dollars ($130,825.00) (“Expansion Improvement Allowance”) in the aggregate toward the actual cost (which cost shall include, without limitation, the costs of construction, the cost of permits and permit expediting, and all architectural and engineering services obtained by Tenant in connection therewith) of Tenant’s Improvements relating to the Expansion Space that are completed solely during the first six (6) months after the date of this First Amendment. The Expansion Improvement Allowance shall be utilized for so-called “hard” costs and building improvements to the Expansion Space pursuant to Tenant’s Plans, and for so-called “soft” costs limited to architectural and design costs, permit fees, construction management fees, reasonable moving costs, and legal fees relating to Tenant’s fit-up of and/or move into the Expansion Space. So long as Tenant is not in default of the Lease beyond any Grace Period, payment of the Expansion Improvement Allowance shall be paid by Landlord to Tenant in one (1) lump sum payment based upon a request for payment submitted by Tenant upon the completion of Tenant’s Improvements. Such request for payment shall be accompanied by a written certification reasonably satisfactory to Landlord by Tenant’s architect that all work has been completed, along with any other support documentation reasonably required by Landlord in connection therewith, including lien waivers, provided, however, that the Expansion Improvement Allowance (or a suitable portion thereof) may not be released by Landlord if any liens, notices of contract or similar instruments relating to Tenant’s Improvements exist or appear in the record title to the Building or Complex. Any and all costs for the construction of the Expansion Space above the Expansion Improvement Allowance shall be paid by Tenant to the applicable contractors, subcontractors, and material suppliers. In the event of a default under the Lease (or an event which with passage of time or the giving of notice, or both, would constitute a default) or if a lien has been filed by one of Tenant’s contractors, subcontractors or material suppliers (or in Landlord’s good faith belief the filing of such a lien is likely), Landlord reserves the right to make any payment (or portion thereof) of the Expansion Improvement Allowance payable jointly to Tenant and its general contractor (or subcontractor or supplier) or directly to such contractor, subcontractor or supplier. Tenant’s Improvements shall be in conformity with plans and specifications (“Tenant’s Plans”) submitted to and approved by Landlord (such approval not to be unreasonably withheld, delayed or conditioned), and constructed by a contractor approved by Landlord (such approval not to be unreasonably withheld, delayed or conditioned) in the same manner and in accordance with the terms of the Lease.

7. Furniture; Bill of Sale. Landlord and Tenant acknowledge that certain furniture, fixtures and equipment presently located in the Expansion Space shall remain in the Expansion Space upon delivery of the Expansion Space to Tenant. Landlord hereby agrees to execute and deliver to Tenant a Bill of Sale in the form attached hereto as Exhibit A (the “Bill of Sale”) conveying to Tenant all of Landlord’s right, title and interest in and to the furniture, fixtures and equipment in the Premises as of the date hereof more particularly described on Schedule 1 to the Bill of Sale (collectively, the “Remaining Furniture, Fixtures and Equipment”).

8. Extension Payment. As further consideration for this First Amendment, upon the Expansion Commencement Date, Landlord shall pay to Tenant an amount equal to the Termination Payment made by the prior tenant of the Expansion Space, which Landlord represents to be $43,259.47.

9. Additional Security Deposit. Upon the execution of this First Amendment by Tenant, Tenant shall deliver to Landlord an amendment to the existing Letter of Credit (in the current amount of $294,662.00) being held by the Landlord under the Lease increasing the amount under the Letter of Credit by $16,571.17 for a total Letter of Credit amount of $311,233.17 or deliver a Substitute Letter of Credit (as defined in Section 29.13 of the Lease) in an amount equal to $311,233.17 representing the combined security amount required under the Lease and this First Amendment. The foregoing shall not derogate from Tenant’s ongoing right to reduce the amount of the Letter of Credit under Section 29.13 of the Lease, and any future 25% reductions shall be applied to the amount of the Letter of Credit as increased hereby.

10. Parking. Effective upon the date of this First Amendment, Tenant shall be entitled to a total of six (6) additional monthly parking passes (for a total of twenty seven (27)) available to Tenant for use in the One Kendall Square Garage pursuant to, and in accordance with, Section 29.14 of the Lease, except that, as of the date of this First Amendment, Landlord represents that the current prevailing rate for such passes is $225.00 per month, which rate may vary from time to time.

11. Amendment re Subleasing and Assignments. The last sentence of Section 16.1 is amended to read as follows: “Tenant shall not collaterally assign this Lease (or any portion thereof) or permit any assignment of this Lease by mortgage, other encumbrance or operation of law, without, in each instance, having first received the express, written consent of Landlord and provided Landlord has approved the form of such assignment, which consent and approval shall not be unreasonably withheld, conditioned or delayed.”

12. Brokers. Landlord and Tenant each warrant and represent to the other that they have dealt with no brokers in connection with the negotiation or consummation of this First Amendment other than Beal and Company, Inc. and CBRE NE (collectively, the “Brokers”) and in the event of any brokerage claim against either party by any person claiming to have dealt with either Landlord or Tenant in connection with this First Amendment, other than the Brokers, the party with whom such person claims to have dealt shall defend and indemnify the other party against such claim. Landlord shall pay any commission due the Brokers pursuant to a separate agreement.

13. Consent and Reaffirmation of Guarantor. The undersigned Guarantor acknowledges and consents to this First Amendment and confirms that its Guaranty dated November 30, 2011, remains in full force and effect and continues to guaranty the Lease as amended herein.

14. Reaffirmation. In all other respects the Lease shall remain unmodified and shall continue in full force and effect, as amended hereby. The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Lease, as amended hereby.

15. Counterparts. This First Amendment may be signed in any number of counterparts, each of which so executed shall be deemed original and such counterparts shall together constitute the First Amendment. Facsimile signatures shall be sufficient and binding.

IN WITNESS WHEREOF the parties hereto have executed this First Amendment of Lease on the date first written above in multiple copies, each to be considered an original hereof, as a sealed instrument.

LANDLORD: RB KENDALL FEE, LLC		TENANT: IN VIVO THERAPEUTICS CORPORATION

By:	/s/ Robert L. Beal	By:	/s/ Frank Reynolds
	Robert L. Beal, its authorized signatory		Frank Reynolds Chief Executive Officer

GUARANTOR: IN VIVO THERAPEUTICS HOLDING CORPORATION

By:	/s/ Frank Reynolds
Frank Reynolds Chief Executive Officer

EXHIBIT 1

PLAN FOR EXPANSION SPACE

EXHIBIT 1A

PLAN FOR ADDITIONAL SPACE

EXHIBIT A

BILL OF SALE

By this instrument dated as of September 17, 2012, for good and valuable consideration, the receipt of which is hereby acknowledged, RB KENDALL FEE, LLC, a Delaware limited liability company, having a mailing address c/o The Beal Companies, LLP, 177 Milk Street, Boston, Massachusetts (“Transferor”) does hereby grant, bargain, transfer, assign, sell and convey unto IN VIVO THERAPEUTICS CORPORATION, a Delaware corporation, having a mailing address of One Kendall Square, Building 1400, 4th Floor, Cambridge, Massachusetts (the “Transferee”) all of the furniture, fixtures and equipment (the “Remaining Furniture, Fixtures and Equipment”) more particularly described on Schedule 1 attached hereto and located in, on or at the premises located on the fourth (4th) floor of Building 1400 at One Kendall Square, Cambridge, Massachusetts, as described in the First Amendment of Lease of even date herewith (the “First Amendment”).

Transferor hereby warrants that it is the lawful owner of the Remaining Furniture, Fixtures and Equipment described above and has good right to sell the same to Transferee.

Subject to the foregoing, Transferee acknowledges and agrees that the Remaining Furniture, Fixtures and Equipment is hereby transferred to Transferee in its “as is” condition with all faults and with no representations or warranties of any kind except as specifically set forth herein, any warranty of merchantability or fitness is hereby expressly excluded. This instrument and all of its terms shall inure to the benefit of and be binding upon the undersigned and its successors and assigns.

EXECUTED as a sealed instrument as of the date written above.

TRANSFEROR: RB KENDALL FEE, LLC, a Delaware limited liability company

By:
Robert L. Beal, its Authorized Signatory

TRANSFEREE: IN VIVO THERAPEUTICS CORPORATION, a Delaware corporation

By:
Frank Reynolds Chief Executive Officer

Schedule 1

9 office work stations

16 cubicle office work stations

2 conference tables

Approximately 20 miscellaneous office/visitor chairs

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